                                                                     EXHIBIT 4.3


                             AMENDED AND RESTATED

                    SERIES D AND SERIES E RIGHTS AGREEMENT


     This AMENDED AND RESTATED SERIES D AND SERIES E RIGHTS AGREEMENT (this "Rights Agreement") is made as of February 7, 2000 by and among Netpliance, Inc. (the "Corporation"), the holders of the Corporation's Series D Convertible Preferred Stock ("Series D Preferred") and the holders of the Corporation's Series E Convertible Preferred Stock ("Series E Preferred" and, together with the Series D Preferred, the "Shares"). The holders of the Shares are listed on the signature pages hereto and are referred to collectively herein as the "Holders". This Rights Agreement amends, restates, and supercedes entirely the Series D Rights Agreement dated January 5, 2000 by and among the Corporation and the holders of the Corporation's Series D Convertible Preferred Stock.

     WHEREAS, the Corporation issued and sold the Series D Preferred to each of the holders of the Series D Preferred, and the Corporation now wishes to issue and sell the Series E Preferred to the remaining Holders; and

     WHEREAS, in connection with the issuance and sale of the Shares and in consideration for the Corporation's sale of Shares pursuant to the Series D Preferred Stock Purchase Agreement and the Series E Preferred Stock Purchase Agreement relating to such Shares, the Corporation agreed to grant certain rights to the Holders as set forth in this Rights Agreement.

     NOW, THEREFORE, the parties hereby agree as follows:

1.   Information Rights.

     1.1   Inspection and Observation. The Corporation will permit each Holder,
           --------------------------
so long as such Holder holds at least 100,000 Shares, as adjusted for any stock splits, stock dividends, recapitalizations or similar events, or any authorized representative of such Holder to visit and inspect the properties of the Corporation, including its corporate and financial records, and to discuss its business and finances with officers of the Corporation, during normal business hours following reasonable notice, without interference to the conduct of the Corporation's business and as often as may be reasonably requested.

     1.2   Delivery of Financial Statements. The Corporation shall deliver to
           --------------------------------
each Holder, so long as such Holder holds at least ninety percent (90%) of the Shares originally purchased by such Holder:

           (a) as soon as practicable after the end of each fiscal year, but in any event within ninety (90) days thereafter, audited, consolidated balance sheets and statements of operations and cash flow for such fiscal year, prepared in accordance with generally accepted accounting principles ("GAAP"), except for the accompanying notes, and setting forth in each case in comparative form the figures for the previous fiscal year; and

           (b) within forty-five (45) days of the end of each fiscal quarter of the Corporation, an unaudited statement of operations and balance sheet for and as of the end of such

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quarter, in reasonable detail and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes.

     1.3   Termination of Information Rights.  The covenants set forth in
           ---------------------------------
Section 1.2 shall terminate as to each Holder and be of no further force and
-----------
effect upon the consummation of the sale of securities pursuant to a registration statement filed by the Corporation under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the initial firm commitment underwritten offering of its securities to the general public with gross proceeds to the Corporation of at least $25,000,000 (a "Qualifying Public Offering").

2.   Composition of Board of Directors.  The holders of the outstanding shares
     ---------------------------------
of Series D Preferred shall have the right to elect or cause to be elected to the Corporation's Board of Directors one (1) director (the "Series D Director") and agree to vote all securities of the Corporation over which such holder has voting control and to take all other Necessary or desirable actions within its control (whether as a shareholder, director or officer of the Corporation or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) to elect the designee nominated by US WEST, Inc. The right under this Section 2 to designate the Series D Director shall expire upon the
           ---------
earlier of: (i) such time as less than fifty (50%) of the shares of Series D Preferred are outstanding and (ii) the consummation of the Corporation's sale of its Common Stock in a Qualifying Public Offering.

3.   Market Standoff.  Following the effective date of a registration statement
     ---------------
of the Corporation filed under the Securities Act, for the duration specified by and to the extent requested by the Corporation or an underwriter of the Corporation's securities, but in no event for a period in excess of 180 days, each Holder covenants and agrees it shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of the Shares or any other securities of the Corporation acquired by such Holder; and each Holder agrees to execute an agreement to such effect if and when requested by the Corporation; provided, that each officer, director and shareholder who owns more than five percent (5%) of the Corporation's voting power agrees to be similarly bound. In order to enforce the foregoing covenant, the Corporation may impose stop-transfer instructions with respect to the securities of a Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

4.   Registration Rights.  The Corporation covenants and agrees as follows:
     -------------------

     4.1   Definitions.  For purposes of this Section 4:
           ------------                       ---------

           (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

           (b) The term "Registrable Securities" means the Common Stock, (i) issuable or issued upon conversion of the Series D Preferred issued pursuant to the Series D Preferred Stock Purchase Agreement of dated January 5, 2000 ("Series D Purchase Agreement"),

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(ii) issuable or issued upon conversion of the Series E Preferred issued pursuant to the Series E Preferred Stock Purchase Agreement of even date herewith ("Series E Purchase Agreement") and (iii) any Common Stock of the Corporation issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series D Preferred or Series E Preferred, excluding in all cases, however, (A) any Registrable Securities sold by a person in a transaction in which such person's rights under this Section 4 are not assigned, (B) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (C) any Registrable Securities that are eligible for resale under Rule 144(k) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act;

           (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities; and

           (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee permitted under Section 4.12
                                                                  ------------
hereof.


     4.2   Request for Registration.
           ------------------------

           (a) If the Corporation shall receive, at any time after the earlier of (i) January 5, 2003 or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Corporation to the general public, a written request from the Holders of nineteen percent (19%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Corporation file a registration statement (other than on Form S-3) under the Securities Act covering the registration of at least nineteen percent (19%) of the Registrable Securities (or any lesser percentage if the aggregate proposed offering price to the public (before deduction of underwriting discounts and commissions) would be at least $5,000,000), then the Corporation shall, within ten (10) days after the receipt of such request, give written notice of such request to all Holders and shall, subject to the limitations set forth below, use commercially reasonable efforts to effect as soon as practicable the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request to be given within thirty (30) days of receipt of such notice by the Corporation.

           (b) The Corporation is obligated to effect only two (2) registrations pursuant to Section 4.2 (a).
                          ---------------

           (c) After the Corporation has qualified for the use of Form S-3, in addition to the rights contained in Section 4.2(a), the Holders of at least
                                    --------------
nineteen percent (19%) of the Registrable Securities (provided, in any event, that the aggregate estimated offering price of the shares included in such registration must be at least $1,000,000) will have the right at any time and from time to time to request up to two (2) registrations on Form S-3; provided,
                                                                      --------
that the Corporation will not be required to effect a registration on Form S-3 pursuant to this Section 4.2(c) more frequently than once during any period of
                 --------------
12 consecutive months. Such requests
must be in writing and must state the number of Registrable Securities proposed to be disposed of and the intended method of distribution of such Registrable Securities by such Holders.

           (d) Notwithstanding the foregoing, if the Corporation shall furnish to the Initiating Holders, or the Holders requesting a registration on Form S-3, requesting a registration pursuant to this Section 4.2 within thirty (30) days
                                           -----------
of receiving such request: (i) a certificate signed by the President of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation it would be seriously detrimental to the Corporation and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, or (ii) a certificate signed by the President of the Corporation stating that the Corporation intends within ninety (90) days after the date of such certificate to file a registration statement for a public offering of securities of the Corporation to the general public, the Corporation shall not be obligated to effect the registration requested pursuant to this Section 4.2; provided,
                                                   -----------  --------
however, that the Corporation shall promptly notify the Initiating Holders, or
-------
the Holders requesting a registration on Form S-3, requesting a registration pursuant to this Section 4.2 of any decision by the Corporation to abandon or
                 -----------
indefinitely delay such public offering. The Corporation shall have the right to defer such filing for up to two (2) periods of not more than ninety (90) days each after receipt of the request of the Initiating Holders or the Holders requesting a registration on Form S-3; provided, however, that the Corporation may not use this right more than once (for a total of up to one hundred eighty
(180) days) in any twelve (12)-month period.

     4.3   Corporation Registration.  If (but without any obligation to do so),
           ------------------------
at any time after the effective date of the Corporation's initial public offering, the Corporation proposes to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Corporation stock plan, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Corporation shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of a Holder given within twenty (20) days after mailing of written notice by the Corporation, the Corporation shall, subject to the provisions of Section 4.7, use commercially reasonable efforts to cause to be
              -----------
registered under the Securities Act all of the Registrable Securities that such Holder has requested to be registered.

     4.4   Obligations of the Corporation.  Whenever the Corporation registers
           ------------------------------
under the Securities Act any Registrable Securities in accordance with this

Section 4, the Corporation shall, as expeditiously as reasonably possible:
---------

           (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of a Holder, keep such registration statement effective until the earlier of ninety (90) days after the effective date and the day the distribution described in the registration statement has been completed.

           (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as

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

may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

           (c) Furnish to Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

           (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by a Holder, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, excluding any consent to service of process required by such securities or blue sky laws.

           (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Any Holder, if participating in such underwriting, shall also enter into and perform its obligations under such an agreement.

           (f) Notify Holders if covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     4.5   Furnish Information.  It shall be a condition precedent to the
           -------------------
obligations of the Corporation to take any action pursuant to this Section 4
                                                                   ---------
with respect to the Registrable Securities of a Holder that such Holder shall furnish to the Corporation such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

     4.6   Expenses of Corporation Registration.  The Corporation shall bear and
           ------------------------------------
pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 4 for Holders, including (without limitation) all
            ---------
registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, and the reasonable fees and disbursements of one counsel for the Holders collectively (not to exceed $10,000 in the aggregate), but excluding underwriting discounts and commissions relating to Registrable Securities.

     4.7   Underwriting Requirements.
           -------------------------

           (a)   The Holders under Section 4.2 must distribute the Registrable
                                   -----------
Securities covered by their request by means of a public offering underwritten by a reputable national or regional underwriter. The right of any Holder to include its Registrable Securities in such registration under Section 4.2 shall
                                                              -----------
be conditioned upon such Holder's participation in such

                                       5
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underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Corporation as provided in Section 4.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Holders and reasonably acceptable to the Corporation. Notwithstanding any other provisions of Section 4.2, if the underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise have been underwritten pursuant to Section 4.2, and the number of shares of Registrable Securities that may be included in the registration shall be apportioned first pro rata among the selling Holders, including the Initiating Holders, according to the total amount of Registrable Securities held by such Holders at the time of registration, then to the Corporation and then pro rata among any other selling shareholders according to the total amount of securities otherwise entitled to be included therein owned by each such selling shareholder, or in such other proportions as shall mutually be agreed to by such selling shareholders.

           (b) In connection with any offering involving an underwriting of shares being issued by the Corporation, the Corporation shall not be required under Section 4.3 to include any of the Holders' securities in such underwriting
      -----------
unless such Holder accepts the terms of the underwriting as agreed upon between the Corporation and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Corporation. If the underwriters advise the Corporation that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares that may be included in the underwriting shall be allocated first to the Corporation, which shall have priority as to registration, placement, allocation and otherwise in such event, and then pro rata among the selling Holders according to the total amount of Registrable Securities held by such Holders at the time of such registration, and then among all other holders of shares to be underwritten. For purposes of apportionment, Holders and any selling shareholder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence. In no event will shares of any other selling shareholders be included in any registration which would reduce the number of shares which may be included by the Holders without the written consent of the Holders of at least a majority of the Registrable Securities included in such registration.

     4.8   Delay of Registration.  Holders shall not have any right to obtain or
           ---------------------
seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.
                                         ---------

     4.9   Indemnification. In the event any Registrable Securities are included
           ---------------
in a registration statement under this Section 4:
                                       ---------

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           (a)   To the extent permitted by law, the Corporation will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls a Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal, state or provincial law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Corporation of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state or provincial securities law; and the Corporation will pay to a Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 4.9(a) shall not apply to
                                               --------------
amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Corporation, which consent shall not be unreasonably withheld, conditioned or delayed.

           (b) To the extent permitted by law, each Holder, severally and not jointly, will indemnify and hold harmless the Corporation, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Corporation within the meaning of the Securities Act, any underwriter, any other shareholder selling securities in such registration statement and any controlling person of any such underwriter or other shareholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal, state or provincial law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; and such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 4.9(b), in connection with
                                   --------------
investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 4.9(b)
                                                                  --------------
shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and further provided, that, in no event shall any indemnity under this
Section 4.9(b) exceed the net proceeds from the offering received by such
--------------
Holder.

           (c)   Promptly after receipt by an indemnified party under this
Section 4.9 of notice of the commencement of any action (including any
-----------
governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.9, deliver to
                                                        -----------
the indemnifying party a written notice of the commencement

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thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof if (a) the indemnifying party acknowledges its obligation to indemnify the indemnified party for any losses, damages or liabilities resulting from such claim and provide reasonable evidence to the indemnified party of its financial ability to satisfy such obligation; (b) the claim does not seek to impose any liability or obligation on the indemnified party other than for money damages; and (c) the claim does not relate to the indemnified party's relationship with its customers or employees. If such conditions are satisfied and the indemnifying party elects to assume and control the defense of a claim, then (i) the indemnified party will not be liable for any settlement of such claim effected without the consent of the indemnified party, which consent will not be unreasonably withheld, conditioned or delayed; and (ii) the indemnifying party may settle such claim without the consent of the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would, in the opinion of such counsel, be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.9, but the omission so to deliver written notice to the
     -----------
indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.9.
                                            -----------

           (d)   If the indemnification provided for in this Section 4.9 is held
                                                             -----------
by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Section 4.9(d) exceed the net proceeds from the offering received by
           --------------
a Holder, except in the case of willful fraud by a Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information was supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

           (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. Notwithstanding the foregoing, no Holder shall be required to participate in a registration pursuant to Section 4.3 which would
                                                      -----------
require it to execute an underwriting agreement in connection with a registration that imposes indemnification or contribution obligations on such Holder more onerous than those imposed hereunder; provided, however, that the Corporation shall not be deemed to breach
           --------  -------
the provisions of Section 4.3 if a Holder is not permitted to participate in a
                  -----------
registration on account of such Holder's refusal to execute an underwriting agreement on the basis of this Section 4.9(e).
                               --------------

           (f)   The obligations of the Corporation and Holders under this
Section 4.9 shall survive the completion of any offering of Registrable
-----------
Securities in a registration statement under this Section 4 and otherwise.
                                                  ---------

     4.10  Reports Under Securities Exchange Act of 1934.  With a view to making
           ---------------------------------------------
available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Holders to sell securities of the Corporation to the public without registration, the Corporation agrees to use its best efforts to:

           (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Corporation for the offering of its securities to the general public;

           (b) file with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Act and the 1934 Act; and

           (c) furnish to each Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Corporation that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Corporation), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation, and (iii) such other information as may be reasonably requested in availing a Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

     4.11  Termination of Registration Rights.  Holders shall not be entitled to
           ----------------------------------
exercise any right provided for in this Section 4 when such Holder can sell all
                                        ---------
of such Holder's Registrable Securities in a ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

     4.12  Assignment of Rights.  The right to cause the Corporation to register
           --------------------
Registrable Securities pursuant to this Section 4 may be assigned (but only with
                                        ---------
all related obligations) by a Holder to a transferee of at least 100,000 shares of Registrable Securities, provided the Corporation is, within a reasonable time
                           --------
after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, further, that such assignment
                                        --------  -------
shall be effective only if (i) the transferee agrees to be bound by the terms hereof and (ii) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

5.   Miscellaneous Provisions.
     ------------------------

     5.1   Waivers and Amendments. Any term of this Agreement may be amended and
           ----------------------
the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Corporation and each Holder. Any amendment or waiver effected in accordance with this Section 5.1 shall be binding upon Holders and
                                 -----------
the Corporation.

     5.2   Notices.  All notices and other communications required or permitted
           -------
hereunder shall be in writing and, except as otherwise noted herein, shall be deemed effectively given upon personal delivery, delivery by nationally recognized courier or upon deposit with the United States Post Office or Canada Post, (by first class mail, postage prepaid) addressed as follows:

           (a)   if to the Corporation, to:

                 Netpliance, Inc.
                 7600A N. Capital of Texas Highway
                 Austin, Texas 78731
                 Attention:  Jim Cahill, Vice President and General Counsel
                 Fax:  (512) 493-8499

           with a copy to:

                 Hughes & Luce, L.L.P.
                 1717 Main Street, Suite 2800
                 Dallas, Texas 75201
                 Attention:  R. Clayton Mulford
                 Fax:  (214) 939-5849

           (b)   if to any Holder, at the address shown on Schedule A
                                                           ----------
                 attached hereto, marked for attention as there indicated, to:

or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this
Section 5.2.  Any such notice or communication shall be deemed to have been
-----------
received: (i) in the case of telecopy or personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (iii) if by registered or certified mail, on the third business day following the date postmarked.

     5.3   Descriptive Headings.  The descriptive headings herein have been
           --------------------
inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

     5.4   Governing Law.  This Agreement shall be governed by and
           -------------
interpreted under the laws of the State of Texas as applied to agreements among Texas residents, made and to be performed entirely within the State of Texas.

     5.5   Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

     5.6   Expenses.  If any action at law or in equity is necessary to enforce
           --------
or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     5.7   Successors and Assigns.  Except as otherwise expressly provided in
           ----------------------
this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

     5.8   Entire Agreement.  This Agreement constitutes the full and entire
           ----------------
understanding and agreement between the parties with regard to the subject matter of this Agreement.

     5.9   Separability; Severability.  Unless expressly provided in this
           --------------------------
Agreement, the rights of each Holder under this Agreement are several rights, not rights jointly held with any other Holders. Any invalidity, illegality or limitation on the enforceability of this Agreement with respect to any Holder shall not affect the validity, legality or enforceability of this Agreement with respect to the other Holders. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

     5.10  Stock Splits.  All references to numbers of shares in this Agreement
           ------------
shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Corporation occurring after the date of this Agreement.

                           [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Rights Agreement on the day and year first set forth above.


                             NETPLIANCE, INC.


                             By:
                                ---------------------------------------------
                                 Kent A. Savage,
                                 President and Chief Executive Officer

                             HOLDERS:

                             US WEST INTERNET VENTURES, INC.


                             By:
                                ---------------------------------------------
                             Name:
                                  -------------------------------------------
                             Title:
                                   ------------------------------------------

                             CATALYST INVESTMENTS, L.L.C.

                             By: The Walt Disney Company,
                                 its sole member


                                 By:
                                    -----------------------------------------
                                     Peter E. Murphy,
                                     Senior Executive Vice President and
                                     Chief Strategic Officer

                             SSBC II - NP LLC


                             By:
                                ---------------------------------------------
                             Name:
                                  -------------------------------------------
                             Title:
                                   ------------------------------------------


                             ------------------------------------------------
                             AVIV NEVO

                             DLJ FUND INVESTMENT PARTNERS II, L.P.

                             By: DLJ LBO Plans Management Corporation


                                 By:
                                    -----------------------------------------
                                     Ivy Dodes,
                                     Vice President

                             DLJ PRIVATE EQUITY EMPLOYEES FUND, L.P.

                             By: DLJ LBO Plans Management Corporation


                                 By:
                                    -----------------------------------------
                                     Ivy Dodes,
                                     Vice President

                             DLJ PRIVATE EQUITY PARTNERS FUND, L.P.

                             By: WSW Capital, Inc.


                                 By:
                                    -----------------------------------------
                                     Ivy Dodes,
                                     Vice President

                             DLJ CAPITAL CORPORATION


                             By:
                                ---------------------------------------------
                                 Ivy Dodes,
                                 Vice President

                             THOMSON CONSUMER ELECTRONICS, INC.


                             By:
                                ---------------------------------------------
                             Name:
                                  -------------------------------------------
                             Title:
                                   ------------------------------------------

                             862686 ALBERTA LTD.


                             By:
                                ---------------------------------------------
                             Name:
                                  -------------------------------------------
                             Title:
                                   ------------------------------------------

                             ROGERS COMMUNICATIONS INC.


                             By:
                                ---------------------------------------------
                             Name:
                                  -------------------------------------------
                             Title:
                                   ------------------------------------------

                             WATERSHED CAPITAL I, L.P.

                             By:  Watershed Capital G.P. I, L.P.
                                  Its General Partner

                                  By: Watershed Capital G.P. I, L.L.C.,
                                      Its General Partner


                                      By:
                                         ------------------------------------
                                         David S. Lundeen,
                                         Managing Member

                    SCHEDULE A TO SERIES D RIGHTS AGREEMENT

                        Names and Addresses of Holders
                        ------------------------------


1.   US WEST Internet Ventures, Inc.
     1999 Broadway
     Denver, Colorado  80202
     Attn:  Vice President, Business Development
     Facsimile:  (303) 298-0031

     With copy to:

     US WEST, Inc.
     1801 California Street, Suite 5100
     Denver, Colorado  80202
     Attn:  Strategic Transactions Group,
            Law Department
     Facsimile:  (303) 308-0835


2.   Catalyst Investments, L.L.C.
     500 South Buena Vista Street
     Burbank, California  91521
     Attn:  Chief Strategic Officer
     Phone:  (818) 560-1421
     Facsimile:  (818) 846-8726

     With copy to:

     The Walt Disney Company
     500 South Buena Vista Street
     Burbank, California  91521
     Attn:  Corporate Legal
     Phone:  (818) 560-1618
     Facsimile:  (818) 563-3366


3.   SSBC II - NP LLC
     c/o Rizvi Interests, Inc.
     124 West 60th Street, Suite 49A
     New York, New York  10023
     Phone:  (212) 581-0001
     Facsimile:  (212) 246-3770

4.   Aviv Nevo
     9440 Santa Monica Blvd., Suite 600
     Beverly Hills, California  90067


5.   DLJ Capital Corporation
     277 Park Avenue, 23rd Floor
     New York, New York  10172
     Phone:  (212) 892-3948
     Facsimile:  (212) 892-2689


6.   DLJ Fund Investment Partners II, L.P.
     277 Park Avenue, 23rd Floor
     New York, New York  10172
     Phone:  (212) 892-3948
     Facsimile:  (212) 892-2689


7.   DLJ Private Equity Employees Fund, L.P.
     277 Park Avenue, 23rd Floor
     New York, New York  10172
     Phone:  (212) 892-3948
     Facsimile:  (212) 892-2689


8.   DLJ Private Equity Partners Fund, L.P.
     277 Park Avenue, 23rd Floor
     New York, New York  10172
     Phone:  (212) 892-3948
     Facsimile:  (212) 892-2689


9.   862686 Alberta Ltd.
     c/o Shaw Communications Inc.
     Suite 900, 630 - 3rd Avenue S.W.
     Calgary, Alberta, Canada
     T2P 4L4
     Attn: President
     Facsimile:  (403) 750-4506

     With copy to:

     Attn: General Counsel & Secretary
     Facsimile:  (403) 750-7466

10.  Rogers Communications Inc.
     333 Bloor Street East
     Toronto, Ontario, Canada
     Attn: David Miller
     Facsimile: (416) 935-3548

11.  Thomson Consumer Electronics, Inc.
     10330 North Meridian Street
     Indianapolis, Indiana  46290-1024
     Attn: George J. Lawrence, VP and General Counsel
     Facsimile: (317) 587-6727

12.  Watershed Capital I, L.P.
     650 Castro Street, Suite 2000
     Mountain View, California  94041
     Attn: David S. Lundeen
     Facsimile: (650) 404-9425






                                      -3-